UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 Or 15(d) Of The Securities Exchange Act Of 1934

Date of report (Date of earliest event reported)       February 15, 2006

PROQUEST COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-3246	36-3580106

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

777 Eisenhower Parkway, PO Box 1346	48106-1346

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code      (734) 761-4700

Not Applicable

(Former name or former address, if changed since last report)

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On February 15, 2006, ProQuest Company (the “Company”) entered into an agreement (the “2006 IBM Agreement”) with International Business Machines Corporation ("IBM"). This agreement replaces the Company’s agreement with IBM that was entered into on December 30, 2004. Under the 2006 IBM Agreement, IBM will provide certain information technology services to ProQuest Information and Learning Company, a wholly owned subsidiary of the Company. These services include software development for selected ProQuest products and services. Additional information and technology services may be added to the 2006 IBM Agreement. Under the 2006 IBM Agreement, the Company agreed to purchase from IBM calendar years 2006 and 2007 a minimum of $2 million for each year in additional IBM services (which obligation shall survive the termination of the agreement). IBM and the Company expect to enter into a new services agreement to cover these purchase obligations. In addition, the Company agreed to pay IBM its remaining financial obligations under the December 2004 agreement, which consist of approximately $890,000 as well as a payment of $4,029,689 which is payable over 16 months (which obligation shall survive the termination of the agreement). The Company may terminate the 2006 IBM Agreement by giving IBM not less than 60 days’ prior written notice.

The above summary of the 2006 IBM Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the 2006 IBM Agreement that will be filed with the Company’s Annual Report on Form 10-K for the Company’s 2005 fiscal year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROQUEST COMPANY

(Registrant)

DATE February 22, 2006	BY:	/s/ Todd Buchardt

Todd Buchardt
Senior Vice President and General Counsel